Filed pursuant to Rule 433

Registration Statement No. 333-136846

October 31, 2006

Relating to Preliminary Prospectus Supplement

dated October 31, 2006

Final Pricing Details

Issuer:	The Republic of Colombia

Title:	7 3/8% Bonds due 2037

Ratings:	Ba2/BB/BB

Format:	SEC Registered

Size:	U.S.$468,400,000 (total size to U.S.$1,468,400,000)

Trade Date:	October 31, 2006

Settlement Date:	November 8, 2006

Maturity:	September 18, 2037

Callable:	No

Interest Payment Dates:	March 18 and September 18, beginning March 18, 2007

First Payment Date:	March 18, 2007

Pricing Benchmark:	4 1/2% UST due February 2036

UST Spot (PX/Yield):	96-11 / 4.732%

Spread to Benchmark:	+ 241 bps

Yield to Maturity:	7.142%

Coupon:	7 3/8%

Price:	102.875%

Net Proceeds (before expenses) to the Republic of Colombia:	U.S.$479,992,900 (not including accrued interest from September 19, 2006)

Amount of Accrued Interest:	U.S.$4,701,890.28

Day Count:	30/360

Minimum Denomination:	U.S $100,000 and increments of U.S $1,000 in excess thereof

Listing:	Luxembourg Euro MTF

Bookrunners:	Barclays Capital Inc. and HSBC Securities (USA) Inc.

Billing and Delivering:	HSBC Securities (USA) Inc.

Cusip#/ISIN#:	195325 BK 0 / US195325BK01

Preliminary Prospectus Supplement:	http://www.sec.gov/Archives/edgar/data/917142/000119312506218686/d424b3.htm

Legend:

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866 811 8049.

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